                           Notice of Annual Meeting
                             and Proxy Statement
                        ------------------------------

                               MANOR CARE, INC.

                        ------------------------------
                        Annual Meeting of Stockholders
                              September 9, 1994

                               MANOR CARE, INC.
                             10750 Columbia Pike
                        Silver Spring, Maryland 20901

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD SEPTEMBER 9, 1994

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Manor Care, Inc. (the "Company"), will be held at the Clarion Hotel, 1981 North Central Expressway, Richardson, Texas, on September 9, 1994, at 9:00 a.m., to consider and vote upon the following matters:

1. To elect a Board of Directors consisting of seven persons to serve until the next Annual Meeting of Stockholders of the Company and until their successors are duly elected and qualified.

2. To approve an amendment to the Company's Certificate of Incorporation to increase the authorized Common Stock from 80,000,000 shares to 160,000,000 shares.

3. To approve the Manor Care, Inc. Non-Employee Director Stock Option and Deferred Compensation Stock Purchase Plan.

4. To transact such other business as may properly come before such meeting or any adjournment thereof.

      The close of business on July 13, 1994, has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

      Your management sincerely desires the presence in person of every stockholder able to attend the meeting; however, in order to be assured of the representation of the greatest number of stockholders either in person or by proxy, it is requested that you date and sign the accompanying proxy and return it as promptly as possible in the enclosed self-addressed envelope. No postage is required if mailed in the United States.

      If you attend the meeting in person, you may revoke your proxy at such meeting and cast your vote in person. If you receive more than one proxy because your shares are held in various names or accounts, each proxy should be completed and returned.

                                    By Order of the Board of Directors:


                                    James H. Rempe
                                    Secretary

Silver Spring, Maryland
August 10, 1994

                               MANOR CARE, INC.
                             10750 Columbia Pike
                        Silver Spring, Maryland 20901
                                 301-681-9400


                               PROXY STATEMENT
                        ANNUAL MEETING OF STOCKHOLDERS
                              September 9, 1994

                                 INTRODUCTION

      The enclosed proxy is solicited by and on behalf of the Board of Directors of Manor Care, Inc. (the "Company"), a Delaware corporation, to be used at the 1994 Annual Meeting of Stockholders to be held on Friday, September 9, 1994, at 9:00 a.m., at the Clarion Hotel, 1981 North Central Expressway, Richardson, Texas, and at any and all adjournments thereof. All shares represented by proxies will be voted at the meeting in accordance with the specifications marked thereon, or if no specifications are made, proxies will be voted FOR all matters set forth in the attached Notice of Meeting and in the discretion of the proxy holder as to any other business which comes before the meeting. Any stockholder giving a proxy may revoke the same at any time prior to the voting of such proxy by giving written notice of revocation to the Secretary, by submitting a later dated proxy or by attending the meeting and voting in person. The Proxy Statement is first being mailed to stockholders on or about August 10, 1994.

      The Company's Annual Report (including certified financial statements) for the fiscal year ended May 31, 1994, is accompanying this Proxy Statement. The Annual Report is not a part of the proxy soliciting material.

      Except where the context requires otherwise, the term "Company" includes Manor Care, Inc. and its subsidiaries.

                            VOTING AT THE MEETING

      The Board of Directors has fixed July 13, 1994, as the record date for determination of stockholders entitled to notice of and to vote at the Meeting. On that date, there were outstanding 62,359,897 shares of Common Stock, par value $.10 per share. Each such share of Common Stock is entitled to one vote. The presence in person or by proxy of the holders of a majority of the Company's outstanding shares of Common Stock will constitute a quorum.
      The affirmative vote of the holders of a majority of the Company's outstanding shares of Common Stock will be necessary for approval of the
                                      1
amendment to the Company's Certificate of Incorporation to increase the authorized Common Stock from 80,000,000 shares to 160,000,000 shares and for approval of the Manor Care, Inc. Non-Employee Director Stock Option and Deferred Compensation Purchase Plan. A plurality of the shares present and voting at the meeting, in person or by proxy, will be necessary for the election of directors and for the taking of all other action at the meeting.

      A stockholder who is present in person or by proxy at the Annual Meeting and who abstains from voting on any or all proposals will be included in the number of stockholders present at the meeting for the
purpose of determining the presence of a quorum.   However, an abstention
with respect to any matter will not be counted either in favor of or against the particular matter not voted upon by the broker.

      Brokers who hold shares for the account of their clients may vote such shares either as directed by their clients or in their own discretion if permitted by the exchange or other organization of which they are members. Members of the New York Stock Exchange are permitted to vote their clients' proxies in their own discretion as to the election of directors but not as to the Company's proposals relating to the amendment to the Company's Certificate of Incorporation increasing the authorized number of shares of Common Stock and the approval of the Manor Care, Inc. Non-Employee Director Stock Option and Deferred Compensation Purchase Plan. Shares held by a broker who does not receive instructions on these matters will not be voted. Proxies which are voted by brokers on some but not all of the proposals are referred to as "broker non-votes." Broker non-votes will be included in determining the presence of a quorum. However, a broker non-vote is not treated as being in favor of or against such matter.

      If any nominee for election to the Board of Directors named in this Proxy Statement shall become unavailable for election for any reason, the proxy will be voted for a substitute nominee selected by the Board of Directors, or the Board of Directors may elect not to fill the vacancy and reduce the number of directors.

                     SOLICITATION OF PROXIES

      The cost of the proxy solicitations will be borne by the Company. In addition to the use of the mails, proxies may be solicited by the directors, officers and employees of the Company without additional compensation, by personal interview, telephone, telegram or otherwise. Arrangements may also be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of soliciting material to the beneficial owners of Company Common Stock held of record by such persons, and the Company will reimburse such respective brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses incurred by them in connection therewith.


         COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's reporting officers and directors, and persons who own more than ten percent of the Company's

Common Stock, to file reports of ownership and changes in ownership on Forms
3, 4 and 5 with the Securities and Exchange Commission (the "Commission"), the New York Stock Exchange and the Company. Based solely on the Company's review of the forms filed with the Commission and written representations from reporting persons that they were not required to file Form 5 for certain specified years, the Company believes that all of its reporting officers, directors and greater than ten percent beneficial owners complied with all filing requirements applicable to them during fiscal 1994 and during the period since June 1, 1994 to the date of this Proxy Statement, except that William H. Longfield, a director, Regina E. Herzlinger, a director, and Frederick W. Mosser, a former executive officer who left the Company's employ in March 1994, each inadvertently filed untimely one report for one transaction.

         SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

      The following table sets forth as of July 13, 1994, the amount of the Company's Common Stock beneficially owned by each director and nominee, the chief executive officer and the four other most highly compensated executive officers and all officers and directors as a group. Stewart Bainum is the only person, to the knowledge of the Company, who owned beneficially more than 5% of the Company's Common Stock as of July 13, 1994. Stewart Bainum's address is 10750 Columbia Pike, Silver Spring, MD 20901.

                                       Number of Shares           Options Exercisable                           Percent
      Name of Beneficial Owner         Beneficially Owned            Within 60 Days            Total           of Class(1)
      ------------------------         ------------------         -------------------          -----           -----------
      Stewart Bainum                      17,663,669 (2)                    0             17,663,669 (2)          28.3%
      Stewart Bainum, Jr.                  1,371,645 (3)              432,000              1,803,645 (3)           2.9%
      Jack R. Anderson                        30,000                        0                 30,000               *
      Regina E. Herzlinger                       250                        0                    250               *
      William H. Longfield                     2,500                        0                  2,500               *
      Frederic V. Malek                        1,000                        0                  1,000               *
      Jerry E. Robertson, Ph. D.              13,500                        0                 13,500               *
      Donald C. Tomasso, Jr.                  16,603 (4)               21,000                 37,603 (4)           *
      Robert C. Hazard, Jr.                    1,612 (5)               43,500                 45,112 (5)           *
      Gerald W. Petitt                        19,950 (6)               33,900                 53,850 (6)           *
      Donald J. Landry                            64 (7)               10,500                 10,564 (7)           *
      All Directors and Officers
       as a Group (24 persons)            19,219,070 (8)              743,700             19,962,770 (8)          31.6%

- - --------------------------------------

      (*)      Less than 1% of class.

      (1) Percentages are based on 62,359,897 shares outstanding on the record date plus shares which would be issued assuming that the person exercises all options which are exercisable within 60 days.

      (2) Includes 3,567,869 shares held directly or indirectly by Realty Investment Company, Inc. and its subsidiaries ("Realty"), a real estate investment and management company owned by Mr. Bainum with his wife and their family, his pro-rata interests in 5,417,761 shares owned by Bainum Associates Limited Partnership, 1,679,628 shares owned by Mid Pines Associates Limited Partnership, 4,415,250 shares owned by MC Investments Limited Partnership, limited partnerships in which Mr. Bainum is a limited partner. Also includes 798,711 shares held solely by his wife and her pro-rata interest in 1,679,628 shares owned by Mid Pines Associates Limited Partnership, a limited partnership in which his wife is a limited partner. Does not include 195,513 shares held by three adult children, in addition to shares owned beneficially by Stewart Bainum, Jr., whose interests are stated in the above table.

      (3) Includes his pro-rata interests in 5,417,761 shares owned by Bainum Associates Limited Partnership and in 4,415,250 shares owned by MC Investments Limited Partnership, in both of which Mr. Bainum, Jr. is managing general partner but does not have authority to vote such shares. Also includes his pro-rata interest in 1,679,628 shares owned by Mid Pines Associates Limited Partnership, in which Mr. Bainum,
               Jr. is managing general partner and has shared voting authority and his pro-rata interest in 3,567,869 shares owned by Realty, a corporation in which Mr. Bainum, Jr. owns approximately 21.3% of common stock. Also includes 432,000 shares which Mr. Bainum, Jr. has the right to acquire pursuant to presently exercisable stock options, and 940 shares and 94 shares, respectively, which Mr. Bainum, Jr. has the right to acquire upon termination of his employment with the Company pursuant to the terms of the Manor Care, Inc. Retirement
               Savings and Investment Plan described on page [11]
               (the "401(k) Plan") and the Manor Care, Inc.
               Nonqualified Retirement Savings and Investment Plan described on page [12] (the "Nonqualified Savings Plan"). Does not include 373,000 shares which Mr. Bainum, Jr. has the right to acquire upon exercise of stock options but which are not presently exercisable.

      (4) Includes 40 shares held in trust for minor children for which Mr. Tomasso is trustee. Beneficial ownership of such shares is disclaimed. Also includes 27 shares and 36 shares, respectively, which Mr. Tomasso has the right to acquire upon termination of his employment with the Company pursuant to the terms of the 401(k) Plan and the Nonqualified Savings Plan.

      (5) Includes 44 shares and 212 shares, respectively, which Mr. Hazard has the right to acquire upon termination of his employment with the Company pursuant to the terms of the 401(k) Plan and the Nonqualified Savings Plan.

      (6) Includes 8,661 shares held in trust for minor children for which Mr. Petitt is trustee. Beneficial ownership of such shares is disclaimed.

      (7) Includes 12 shares and 52 shares, respectively, which Mr. Landry has the right to acquire upon termination of his employment with the Company pursuant to the terms of the 401(k) Plan and the Nonqualified Savings Plan.

      (8) Includes a total of 3,796 shares and 575 shares, respectively, which the directors and officers included in the group have the right to acquire upon termination of their employment with the Company pursuant to the terms of the 401(k) Plan and the Nonqualified Savings Plan.

                     NOMINATION AND ELECTION OF DIRECTORS

      The entire Board of Directors, which consists of seven (7) members, will be elected to serve until the next Annual Meeting of Stockholders of the Company and until their successors are duly elected and qualified.

      Stewart Bainum, Jr. is Stewart Bainum's son. Aside from the foregoing, no nominee has any family relationship with any other director or executive officer of the Company.

      The following table sets forth information with respect to each nominee for election as a Director of the Company. All of the nominees have previously been elected by the stockholders of the Company.

                                       SERVED AS
NAME AND AGE                         DIRECTOR SINCE           POSITIONS WITH THE COMPANY; BUSINESS EXPERIENCE; OTHER DIRECTORSHIPS
- - ------------                         --------------           --------------------------------------------------------------------
Stewart Bainum, Jr. (48)                   1976               Chairman of the Board since March 1987; also President since
                                                              June 1989; Vice Chairman from June 1982 to March 1987.
                                                              Director: Vitalink Pharmacy Services, Inc.

Stewart Bainum (75)                        1968               Vice Chairman of the Board since March 1987; Chairman of the Board from 1968 to March 1987; President from December 1980 through October
                                                              1981, and May 1982 through July 1985; Chairman of the Board of
                                                              Realty Investment Company, Inc. (private real estate investment company) since 1965.  Director:  Vitalink Pharmacy Services, Inc.

Jack R. Anderson (69)                      1980               President of Calver Corporation since May 1982. Director:  FHP
                                                              International Corporation, Horizon Mental Health Corporation,
                                                              Medical Care America, Inc., Navistar International Corp. and United
                                                              Dental Care, Inc.

Regina E. Herzlinger (50)                  1992               Nancy R. McPherson Professor of Business Administration, Harvard
                                                              Business School, since 1971. Director:  C. R. Bard, Inc., Deere &
                                                              Company, Salick Health Care, Inc., and Schering-Plough Corporation.

William H. Longfield (54)                  1989               President and Chief Executive Officer of C. R. Bard, Inc. (medical equipment) since June 1994; President and Chief Operating Officer of C. R. Bard, Inc. from September 1991 to June 1994; Executive
                                                              Vice President and Chief Operating Officer of C. R. Bard, Inc. from
                                                              February 1989 to September 1991.  Director:  C. R. Bard, Inc. and
                                                              United Dental Care, Inc.

Frederic V. Malek (57)                     1990               Chairman, Thayer Capital Partners since January 1993; Co-
                                                              chairman of CB Commercial Real Estate Group, Inc. since April
                                                              1989; Campaign Manager, Bush-Quayle '92 Campaign from December
                                                              1991 to December 1992; Vice Chairman of NWA, Inc. (airlines)
                                                              from June 1990 to December 1991; President of NWA, Inc. from
                                                              September 1989 to June 1990. Director:  American  Management
                                                              Systems, Inc., Automatic Data Processing Corp., FPL Group, Inc.,
                                                              ICF International, Inc., National Education Corp., Northwest
                                                              Airlines and various Paine Webber mutual funds.

Jerry E. Robertson, Ph.D (61)              1989               Retired; Executive Vice President of 3M Life Sciences Sector and
                                                              Corporate Services from November 1984 to March 1994. Director:
                                                              Allianz Life Insurance Company of North America, Cardinal
                                                              Health, Inc., Coherent, Inc., Haemonetics Corporation, Life
                                                              Technologies, Inc., Project Hope and Steris Corporation.


              STRUCTURE AND FUNCTIONING OF THE BOARD OF DIRECTORS

      The Board of Directors held five meetings during the fiscal year ended May 31, 1994. During such fiscal year, each incumbent attended 75% or more of the aggregate of (1) the total number of meetings of the Board of Directors and (2) the total number of meetings of all Committees on which such director served. The standing committees of the Board include the Audit Committee, the Finance Committee, the Compensation/Key Executive Stock Option Plan Committee and the Nominating Committee, the current members of which are as follows:

          Compensation/Key Executive
          Stock Option Plan Committee         Finance Committee
          ---------------------------         -----------------

          Jerry E. Robertson, Chairman        Stewart Bainum, Chairman
          Stewart Bainum                      Stewart Bainum, Jr.

          William H. Longfield                Jack R. Anderson
          Frederic V. Malek

          Audit Committee                     Nominating Committee
          ---------------                     --------------------

          Jack R. Anderson, Chairman          Jack R. Anderson, Chairman
          Regina E. Herzlinger                Frederic V. Malek


      The Compensation/Key Executive Stock Option Plan Committee, which held two meetings during the 1994 fiscal year, administers the Company's stock option plans and grants stock options thereunder, reviews compensation of officers and key management employees, recommends development programs for employees such as training, bonus and incentive plans, pensions and retirement, and reviews other employee fringe benefit programs.

      The Finance Committee, which held two meetings during the 1994 fiscal year, reviews the financial affairs of the Company and recommends financial objectives, goals and programs to the Board of Directors and to management.

      The Audit Committee, which held two meetings during the 1994 fiscal year, reviews the scope and results of the annual audit, reviews and approves the services and related fees of the Company's independent public accountants, reviews the Company's internal accounting controls and reviews the Company's Internal Audit Department and its activities.

      The Nominating Committee, which held one meeting during the 1994 fiscal year, recommends to the Board of Directors the members to serve on the Board of Directors during the ensuing year. The Committee does not consider nominees recommended by stockholders.

      Directors who are full-time employees of the Company receive no separate remuneration for their services as directors. The remuneration of all non-employee directors is currently $12,650 per annum and $2,185 per diem for Board meetings attended and $1,610 per diem for Committee meetings attended, except where the Committee meeting is on the same day as a Board meeting. In addition, directors are also reimbursed for travel expenses and other out-of-pocket costs incurred in attending meetings.

      In September 1990, the Company adopted the Directors Retirement Plan. Pursuant to the Plan, a non-employee director who retires after serving at least ten years as such is entitled to an annual benefit for the remainder of his or her lifetime or five years, whichever is less, which equals 75% of the annual retainer payable to directors on the date of retirement plus 5% for each year served as a non-employee director in excess of ten years, but not to exceed 100% of the annual retainer payable to the director on the date of retirement. Unpaid benefits will be forfeited if such director becomes an owner, director, officer, employee or consultant either of a nursing home facility located within 25 miles of a Company nursing home facility or of a lodging facility located within 10 miles of a Company-owned or franchised lodging facility, provided that such other facility is, in the opinion of the Board, in competition with the business of the Company.

      In June 1992, Stewart Bainum, a director, retired from full-time employment with the Company. Mr. Bainum is subject to a non-competition covenant similar to that described in the preceding paragraph. If Mr. Bainum provides services to the Company other than as Director or Vice Chairman, he is entitled to a consulting fee. Such fees during fiscal 1994 totalled $9,375.

                      COMPENSATION OF EXECUTIVE OFFICERS

      The following table sets forth certain information concerning the annual and long term compensation for services in all capacities to the Company for the fiscal years ended May 31, 1994, 1993 and 1992, of the chief executive officer and the four other most highly compensated executive officers in the Company's employ at May 31, 1994.

                          SUMMARY COMPENSATION TABLE

                                                 Annual Compensation                              Long Term Compensation
                                       -------------------------------------------       -----------------------------------------
                                                                                            Stock Option              All Other
Name and Principal Position            Year      Salary          Bonus       Other            Shares(#)            Compensation(1)
- - ---------------------------            ----      ------          -----       ----        ------------------        ---------------
Stewart Bainum, Jr. (2)                1994      $457,867        $274,720    (3)               40,000                 $ 14,150
Chairman, President and                1993       499,200         269,568    (3)               30,000                   13,732
Chief Executive Officer                1992       462,500         249,750    (3)               45,000                    6,693

Donald C. Tomasso                      1994       316,187         173,903    (3)               35,000                    3,538
President,                             1993       292,600         160,930    (3)               45,000                    1,973
Manor Healthcare Corp.                 1992       255,846         140,715    (3)                  -                        -

Robert C. Hazard, Jr.                  1994       346,124         173,062    (3)                  -                     14,150
Chairman and Chief Executive Officer,  1993       320,578         160,289    (3)                  -                     13,732
Choice Hotels International, Inc.      1992       296,745         115,088    (3)                  -                      6,967

Gerald W. Petitt                       1994       283,193         141,596    (3)                  -                     14,150
President and Chief Operating Officer, 1993       262,291         131,146    (3)                  -                     13,732
Choice Hotels International, Inc.      1992       253,520          94,163    (3)                  -                      6,967

Donald J. Landry (4)                   1994       275,712         144,059    (3)               25,000                    3,537
President,                             1993       254,856          25,000    (3)               15,000                      -
Manor Care Hotel Division              1992        60,577          34,375    (3)              105,000                      -

(1)      Represents amounts contributed by the Company for fiscal
         1994, 1993 and 1992 for the individuals named in the above Summary Compensation Table (the "Named Officers") under the 401(k) Plan and the Nonqualified Savings Plan, which provide retirement and other benefits to eligible employees, including the Named Officers.
         Amounts contributed in cash or stock by the Company during fiscal 1994 under the 401(k) Plan for the Named Officers were as follows:
         Mr. Bainum, $8,994; Mr. Tomasso, $1,539; Mr. Hazard, $2,456; Mr.
         Petitt, $3,617; and Mr. Landry, $676. Amounts contributed in cash or stock by the Company during fiscal 1994 under the Nonqualified Savings Plan for the Named Officers were as follows: Mr. Bainum, $5,156; Mr. Tomasso, $1,999; Mr. Hazard, $11,694; Mr. Petitt, $10,533;
         and Mr. Landry, $2,861.

(2) Mr. Bainum took an unpaid leave of absence during April and May 1994 while he devoted a substantial portion of his time exploring the possibility of seeking an elective governmental position, resulting in a decrease in salary paid in fiscal 1994 compared to fiscal 1993.

(3) The value of perquisites and other compensation does not exceed the lesser of $50,000 or 10% of the amount of annual salary and bonus paid as to any of the Named Officers.

(4)      Mr. Landry was employed by the Company on March 1, 1992.

            The following tables set forth certain information at May
31, 1994 and for the fiscal year then ended concerning stock options granted to the Named Officers. None of such individuals exercised stock options during the 1994 fiscal year. All Common Stock figures and exercise prices have been adjusted to reflect stock dividends and stock splits effective in prior fiscal years.

                      STOCK OPTION GRANTS IN FISCAL 1994



                                                                               Potential Realizable Value at Assumed Annual
                                                                               Rate of Stock Price Appreciation for Option
                                           Individual Grants                                      Term(1)
                         ------------------------------------------------      ---------------------------------------------
                                             Percentage of
                                             Total Options
                            Number of        Granted to all   Exercise
                            Options          Employees in     Base Price       Expiration
Name                        Granted(2)       Fiscal 1994      Per Share        Date                 5%(3)            10%(4)
- - ----                        ----------       -----------      ---------        ----------          --------        ----------
Stewart Bainum, Jr.         40,000              8.4%            $22.56         12/05/2003          $567,600        $1,438,000

Donald C. Tomasso           35,000              7.3%             22.56         12/05/2003           496,650         1,258,250

Robert C. Hazard, Jr.        -                   -                -                -                   -                -

Gerald W. Petitt             -                   -                -                -                   -                -

Donald J. Landry            25,000              5.2%             22.56         12/05/2003           354,750           898,750

- - --------------------
(1) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast future possible appreciation, if any, of the Company's stock price. Since options are granted at market price, a zero percent gain in the stock price will result in no realizable value to the optionees.

(2) The options granted to Messrs. Bainum, Tomasso and Landry vest at the rate of 10% per year commencing on the second through the fifth anniversary of the date of the stock option grant and 20% per year on the sixth through the eighth anniversaries.

(3) A 5% per year appreciation in stock price from $22.56 per share yields $36.75.

(4) A 10% per year appreciation in stock price from $22.56 per share yields $58.51.

                         FISCAL YEAR-END OPTION VALUES

                                         Number of Unexercised
                                        Options at May 31, 1994                   Value of Unexercised
                                      Exercisable     Unexercisable                  In-The-Money
                                      -----------     -------------              Options at May 31, 1994 (1)
                                            #              #                 Exercisable      Unexercisable
                                      -----------------------------          -----------      -------------
Stewart Bainum, Jr.                      432,000        373,000               $5,985,735       $4,851,965
Donald C. Tomasso                         21,000        164,000                  245,900        1,316,740
Robert C. Hazard, Jr.                     43,500         69,000                  689,640        1,150,260
Gerald W. Petitt                          33,900         68,400                  560,712        1,142,202
Donald J. Landry                           0,500        134,500                  100,695        1,061,555

- - --------------------

(1) The closing price of the Company's Common Stock as reported by the New York Stock Exchange on May 31, 1994, was $25.875. The value is calculated on the basis of the difference between the option exercise price and $25.875, multiplied by the number of shares of Common Stock underlying the option.

EMPLOYMENT AGREEMENTS

      Under the terms of an employment agreement between Mr. Hazard and Choice Hotels International, Inc., a subsidiary of the Company ("CHI"), his annual salary is presently $374,134 with annual cost-of-living increases. The agreement, which extends through May 31, 1996, provides for an annual bonus based on performance of the Company of up to 12.5% of his base compensation and based on performance of CHI of up to 37.5% of his base compensation. Mr. Hazard, who is Chairman and Chief Executive Officer of CHI, owns approximately 5.6% of the Common Stock of CHI.

      Under the terms of an employment agreement between Mr. Petitt and CHI, his annual salary is presently $306,109 with annual cost-of-living increases. The agreement, which extends through May 31, 1996, provides for an annual bonus based on performance of the Company of up to 12.5% of his base compensation and based on performance of CHI of up to 37.5% of his base compensation. Mr. Petitt, who is President and Chief Operating Officer of CHI, owns approximately 5.6% of the Common Stock of CHI.

      On February 17, 1992, Donald J. Landry, President of the Manor Care Hotel Division, entered into an employment agreement with the Company, effective March 1, 1992, and expiring February 28, 1997. Under the terms of the agreement, Mr. Landry's annual salary is presently $283,500. The agreement provides for an annual bonus based on performance of the Manor Care Hotel Division of up to 55% of his base compensation.


RETIREMENT PLANS

      In February 1985, the Board of Directors adopted the Supplemental Executive Retirement Plan (the "SERP"). Participants are selected by the Board and are at the level of Senior Vice President or above. A total of eight officers, including all of the Named Officers, except for Mr. Tomasso and Mr. Landry, have been selected to participate in the SERP.

      Participants in the SERP will receive a monthly benefit for life based upon final average salary and years of service. Final average salary is the average of the monthly base salary, excluding bonuses or commissions, earned in a 60 month period out of the 120 months of employment, which produces the highest average, prior to the first occurring of the early retirement date or the normal retirement date. The normal retirement age is 65, and participants must have a minimum of 15 years of service. Participants may retire at age 60 and may elect to receive reduced benefits commencing prior to age 65, subject to Board approval. All of the Named Officers who are participants, except for Mr. Hazard, are age 55 or younger, so that none of their compensation reported above would be included in the final average salary calculation.

      Assuming that the following officers continue to be employed by the Company until they reach age 65, their credited years of service would be as follows:



                                        Current Years   Years of Service
               Name of Individual         of Service        at Age 65
              --------------------      -------------   ----------------
              Stewart Bainum, Jr.           21.5              38
              Robert C. Hazard, Jr.         13.5              19
              Gerald W. Petitt              13.5              30


      The table below sets forth estimated annual benefits payable upon retirement to persons in specified compensation and years of service classifications. These benefits are straight life annuity amounts, although participants have the option of selecting a joint and 50% survivor annuity or ten-year certain payments. The benefits are not subject to offset for Social Security and other amounts.


                                             Years of Service/Benefit as
                                         Percentage of Final Average Salary
                                      ----------------------------------------
                                                                       25 or
                Remuneration          15/15%          20/22.5%        more/30%
                ------------         --------        ----------      ----------
                  $250,000            $37,500         $56,250        $ 75,000
                   300,000             45,000          67,500          90,000
                   350,000             52,500          78,750         105,000
                   400,000             60,000          90,000         120,000
                   450,000             67,500         101,250         135,000
                   500,000             75,000         112,500         150,000



            Effective January 1, 1992, the Company established the Manor Care, Inc. Retirement Savings and Investment Plan (the "401(k) Plan"), a defined contribution retirement, savings and investment plan for its employees and the employees of its participating affiliated companies.
The 401(k) Plan is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and includes a cash or deferred arrangement intended to qualify under Section 401(k) of the Code. All employees over age 21 with at least one year of service and who have worked at least

1,000 hours during the year are eligible to participate. Employees may contribute to the 401(k) Plan on a pre-tax basis (up to the federal limit, $9,240 in 1994, subject to increases for inflation in subsequent years) up to 15% of the employee's salary. The Company will match contributions made by its employees subject to certain limitations. The amount of the match will be equal to a percentage of the amount of salary reduction contribution made on behalf of a participant during the plan year up to a dollar-for-dollar basis based upon a formula that involves the profits of the Company for the year and the number of years of service of the participant. In no event will the Company make a matching contribution which exceeds 6% of a participant's salary. Amounts contributed by the Company pursuant to the 401(k) Plan for the Named Officers are included in the Summary Compensation Table under the column headed "All Other Compensation".

      Effective January 1, 1992, the Company adopted the Manor Care, Inc. Nonqualified Retirement and Savings Investment Plan (the "Nonqualified Savings Plan"). Certain select highly compensated members of management of the Company are eligible to participate in the Plan. The Nonqualified Savings Plan mirrors the provisions of the 401(k) Plan, to the extent feasible, and is intended to provide the participants with a pre-tax savings vehicle to the extent that pre-tax savings are not permissible under the 401(k) Plan as a result of various governmental regulations, such as non- discrimination testing. All of the Named Officers have elected to participate in the Nonqualified Savings Plan. Amounts contributed by the Company under the Nonqualified Savings Plan for fiscal year 1994 for the Named Officers are included in the Summary Compensation Table under the column headed "All Other Compensation".

      The employer match under the 401(k) Plan and the Nonqualified Savings Plan is limited to a maximum aggregate of 6% of the annual salary of a participant. In December 1993, both plans were amended to allow participants the right to elect to receive the Company matching contribution either in Company stock or cash or a combination. Likewise, participant contributions under the two plans may not exceed the aggregate of 15% of the annual salary of a participant.

      Effective January 1, 1992, the Company adopted a non-contributory Cash Accumulation Retirement Plan (the "CARP") maintained by the Company for its employees and those employees of its participating affiliated companies. The CARP is intended to qualify under Section 401(a) of the Code. All employees over age 21 with at least one year's service and who have worked at least 1,000 hours during the year, are automatically members of the CARP. Each year the account of each employee is adjusted to reflect interest at a rate calculated in accordance with the CARP. Amounts accrued under the CARP become fully vested after five years of service. When the age and years of service of an employee totals 55 or more, the Company will increase the rate of benefit to the account of such employee. The annual benefit accrual made by the Company will be based on salary as follows:

                                        Base Percentage      Base Percentage
                                      If Age Plus Service  If Age Plus Service
     Annual Salary                     Is Less Than 55       Is 55 or More
     -------------                    -------------------  ----------------
     First $12,000...................        3%                   4%
     Next $6,000.....................        2%                   3%
     Additional Salary up to $100,000        1%                   2%


            COMPENSATION/KEY EXECUTIVE STOCK OPTION PLAN COMMITTEE
                       REPORT ON EXECUTIVE COMPENSATION

      The compensation philosophy of Manor Care, Inc. (the "Company") is to be competitive with the leading service companies and selected direct competitors in the marketplace, to attract, retain and motivate a highly qualified workforce, and to provide career opportunities. The Company uses various compensation surveys, primarily conducted and evaluated by independent consultants, to provide data to support the development of competitive compensation plans which reinforce this philosophy. Summary data on service companies of similar size participating in each survey are utilized as the basis for the evaluations. This is the same philosophy applied by the Compensation/Key Executive Stock Option Plan Committee of the Board of Directors (the "Committee") in determining compensation for the CEO and executive officers. In evaluating the CEO's performance, the Committee, in addition to financial performance, considers factors important to the Company such as ethical business conduct, progress against the Company's strategic plan objectives, management succession planning, customer service satisfaction and the general overall perception of the Company by financial leaders and customers.

      The Committee is responsible for setting and administering the policies which govern executive compensation and the stock based programs of the Company. The members of the Committee are Messrs. Robertson (Chairman), Bainum, Longfield and Malek. Mr. Bainum served as Chairman and CEO prior to March 1987.

      Compensation of the Company's officers is reviewed annually by the Committee. Changes proposed for these employees are evaluated and approved by the Committee on an individual basis.

      There are three components in the Company's executive compensation program:

            1.    Base salary
            2.    Cash bonus
            3.    Long-term incentive compensation (stock options)

      The Committee has determined that compensation for the CEO and other executive officers should be weighted in favor of more "pay at risk" or "variable pay."

BASE SALARY

      Base salary is the only component that is not variable. Scope and complexity of the position as well as external market factors are used to determine base salary levels. Salary changes are based on guidelines established for all employees using individual performance to determine the change. Mr. Bainum, Jr.'s base salary paid in fiscal 1994 is shown under the heading "Salary" in the Summary Compensation Table.

CASH BONUS

      A cash bonus based on return on beginning equity or business unit profit is used to focus management's attention on profits and the effective use of Company assets.

LONG-TERM INCENTIVE COMPENSATION (STOCK OPTIONS)

      Long-term compensation comprised of stock options has been established to:

            a. focus attention on the Company's and stockholders' long term goals;
            b. increase ownership and retention in the Company's stock.

      The Committee has granted stock options with a vesting schedule of up to eight years in order to retain management and focus optionees on the long term goals of the Company to be more closely aligned with the interests of stockholders.

      The Committee believes the Company has an overall compensation plan which fulfills current Company philosophy and, in addition, promotes increased shareholder value through performance-based compensation.

IMPACT OF INTERNAL REVENUE CODE SECTION 162(M)
      The Omnibus Budget Reconciliation Act of 1993 disallows, effective January 1, 1994, a federal income tax deduction for compensation, other than certain performance-based compensation, in excess of $1 million annually paid by the Company to any currently serving officer named in the Summary Compensation Table. Stock option awards under the Key Executive Stock Option Plan of 1969, which expired in 1993, and under the Key Executive Stock Option Plan of 1993, which is scheduled to expire in 2003, qualify as performance-based compensation and are exempt from consideration for purposes of calculating the one million dollar limit. No individual named in the Summary Compensation Table is likely to receive compensation in fiscal 1995 which would exceed such amount. The Committee intends to monitor the Company's compensation programs with respect to such laws.


            COMPENSATION/KEY EXECUTIVE STOCK OPTION PLAN COMMITTEE


                      JERRY E. ROBERTSON, PH.D., CHAIRMAN
                                STEWART BAINUM
                             WILLIAM H. LONGFIELD
                               FREDERIC V. MALEK

                      PERFORMANCE GRAPH-SHAREHOLDER RETURN

      The following graph compares the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock against the cumulative total return on the S&P Composite-500 Stock Index and a peer group selected by the Company for the five fiscal years ended May 31, 1994 assuming reinvestment of dividends.

                  COMPARISON OF FIVE YEAR CUMULATIVE RETURN
                AMONG MANOR CARE, INC., S&P500 AND PEER GROUP


                                 [LINE GRAPH]


Assumes $100 invested on June 1, 1989 in the Common Stock of Manor
Care, Inc., the S&P500 Index and Peer Group Companies (weighted by market capitalization). Total return assumes reinvestment of dividends.


                                   1989  1990  1991  1992  1993  1994
                                   ----  ----  ----  ----  ----  ----
Manor Care, Inc.                    100     83  132   150   200   244
S&P500                              100    117  130   143   160   166
Peer Group (Weighted Average)       100     71  132   118   155   222

      The peer group consists of eleven other companies primarily involved in the Company's lines of business. Six of the companies are involved in ownership and operation of nursing homes: Beverly Enterprises, Inc., Geriatric and Medical Centers, Inc., Hillhaven Corp., Horizon Healthcare Corp., Integrated Health Services, Inc., and National Healthcorp, L.P. Three companies are involved in hotel franchising, management or ownership: Hospitality Franchise Systems, Inc., United Inns, Inc. and La

Quinta Motor Inns, Inc. Two companies are involved in the institutional pharmacy business: Omnicare, Inc. and Synetic, Inc. National Heritage, Inc. and Vari-Care, Inc., which were in the peer group last year, have been removed because of their acquisition by others during the year.

            PROPOSED INCREASE OF AUTHORIZED SHARES OF COMMON STOCK

      The authorized capital stock of the Company is 85,000,000 shares, consisting of 80,000,000 shares of Common Stock, of which 62,359,897 shares were issued and outstanding as of the Record Date, and 5,000,000 shares of Preferred Stock, of which no shares were outstanding. An additional 3,068,750 shares of Common Stock are reserved for issuance under the Company's Key Executive Stock Option Plan of 1969, which expired on September 30, 1993, and 2,000,000 shares are reserved for issuance under the Company's Key Executive Stock Option Plan of 1993, which was approved by the stockholders in September 1993 and which will expire on August 31, 2003.

      On June 23, 1994, the Board of Directors of the Company, at a regular meeting, unanimously adopted resolutions setting forth a proposed amendment to the Company's Certificate of Incorporation for the purpose of increasing the authorized shares of Common Stock from 80,000,000 shares to 160,000,000 shares (the "Amendment") and providing that the Amendment be submitted to a vote of the Company's stockholders. The favorable vote of a majority of the issued and outstanding shares entitled to vote thereon is required to amend the Certificate of Incorporation. The text of the Amendment is as follows:

          "RESOLVED, that ARTICLE FOURTH of the Certificate of Incorporation of Manor Care, Inc. shall be amended to read as follows:

          "FOURTH: The total number of shares of capital stock of all classifications which the Corporation shall have authority to issue is One Hundred Sixty-Five Million (165,000,000) shares, of which One Hundred Sixty Million (160,000,000) shares having a par value of Ten Cents ($.10) per share shall be of a class designated 'Common Stock' and Five Million (5,000,000) shares having a par value of One Dollar ($1.00) per share shall be of a class designated 'Preferred Stock.'"

      As of the record date, there are currently 12,571,353 shares available for issuance. Accordingly, if the Amendment becomes effective, based on the number of shares issued and outstanding or reserved for issuance pursuant to the Company's Stock Option Plans on the Record Date, the Company will have 92,571,353 authorized but unissued shares of Common Stock and 5,000,000 authorized but unissued shares of Preferred Stock uncommitted to any purpose. The Company has no present plans or understanding for issuing any uncommitted authorized but unissued shares of Common Stock and Preferred Stock. The Board of Directors believes it advisable to have these shares available for issuance from time to time for such purposes as stock splits or dividends, financing, acquisitions or such other purposes as the Board may determine to be in the Company's interest. Approval of additional authorized shares at this time will eliminate the necessity of calling a special meeting of stockholders in the future to consider such an increase.

      Increases in the amount of authorized shares have been viewed in some instances as measures to prevent or delay corporate takeovers. For example, the Board of Directors has the authority to fix the rights, preferences and powers of any Preferred Stock issued, and could discourage a takeover by approving the issuance of shares at a certain time and with certain voting rights. At this time, the Company is not aware of any specific effort to accumulate its securities or to obtain control of the Company by means of a merger, tender, offer, solicitation in opposition to management, or otherwise. The Company's Certificate of Incorporation and By-Laws do not currently include provisions having an anti-takeover effect. The Company does not consider the proposed Amendment to be an anti-takeover device, nor does the Company currently intend to propose anti-takeover measures in the future.

      Issuance of any authorized shares normally will be made without stockholder approval. However, the New York Stock Exchange, which lists the Company's Common Stock, requires stockholder approval in some instances, including an acquisition where the present or potential issuance of Common Stock could result in an increase in outstanding shares of 18 1/2% or more. Current stockholders have no preemptive right to subscribe to any newly authorized shares.

      The management of the Company recommends a vote FOR the proposal to increase the number of authorized shares of Common Stock from 80,000,000 shares to 160,000,000 shares. Proxies received by the Board of Directors will be so voted unless the stockholders specify a contrary choice.

      Delaware law grants to dissenting stockholders no rights of appraisal or similar rights with respect to the proposal.


         PROPOSED APPROVAL OF MANOR CARE, INC. NON-EMPLOYEE DIRECTOR
          STOCK OPTION AND DEFERRED COMPENSATION STOCK PURCHASE PLAN

      In September 1993, the Company's Stockholders approved the Manor Care, Inc. Key Executive Stock Option Plan of 1993 which permits the grant of up to 2,000,000 shares to executive officers and other key employees until August 31, 2003, when the plan will expire. The non-employee Directors on the Company's Board of Directors are not eligible to participate in the plan.

      On June 23, 1994, the Board of Directors of the Company unanimously approved the adoption of the Manor Care, Inc. Non-Employee Director Stock Option and Deferred Compensation Stock Purchase Plan (the "Plan"), and directed that the Plan be submitted for stockholder approval at the

Annual Meeting. The Plan shall become effective upon the affirmative vote of a majority of the shares of Common Stock issued and outstanding on the Record Date. No options will be granted under the Plan or other rights will accrue if the Plan is not approved by the stockholders of the Company.

      The purposes of the Plan are to build a proprietary interest among non-employee Directors serving on the Board of Directors, thereby securing for the Company's stockholders the benefits associated with stock ownership by those who will oversee the Company's future growth and success, and to make service on the Board of Directors more attractive to prospective directors.

      The management of the Company recommends a vote FOR the proposal to approve the Manor Care, Inc. Non-Employee Director Stock Option and Deferred Compensation Stock Purchase Plan. Proxies received by the Board of Directors will be so voted unless stockholders specify a contrary choice.


                       SUMMARY DESCRIPTION OF PLAN

      The following description of the Plan is qualified in its entirety by reference to the Manor Care, Inc. Non-Employee Stock Option and Deferred Compensation Plan, a copy of which is attached hereto as Exhibit A to this
Proxy Statement.   The amount of compensation that will accrue to the
Non-Employee Directors pursuant to the Plan, if approved by the stockholders, is not currently determinable.

PART A - STOCK OPTIONS

      ELIGIBILITY. Each member of the Board of Directors of the Company who is not an employee of the Company or any subsidiary of the Company ("Non-Employee Director"), will be eligible to receive a grant of stock options under Part A of the Plan. The eligibility status of such a Director will terminate as to future stock option grants at the time the individual ceases to be a Director, or the individual becomes an employee of the Company or any subsidiary of the Company.

      ADMINISTRATION. Part A of the Plan will be administered by the Board of Directors of the Company. The Board of Directors has full power to administer and interpret Part A of the Plan to carry out its purpose. It is expected that the Board of Directors will designate Company personnel to assist it in carrying out its responsibilities under Part A of the Plan.

      OPTIONS; EXERCISE PRICE. Each eligible Non-Employee Director under Part A of the Plan will automatically be granted an option to purchase 5,000 shares of Common Stock on September 8, 1994, and each Non-Employee Director subsequently elected to the Board of Directors will receive an option to purchase 5,000 shares of Common Stock on the date of his or her initial election. In addition, each eligible Non-Employee Director under Part A of the Plan will automatically be granted in subsequent calendar years an option to purchase 1,000 shares on the date of election of such director during the term of Part A of the Plan. The maximum number of shares available for grant and issuance under Part A of the Plan is 150,000.

      All options under Part A of the Plan are granted at 100 percent of the fair market value of Common Stock on the relevant grant date.

      In the case of events such as stock dividend, stock splits, recapitalizations or other changes in the Company's capitalization, an automatic adjustment will be made to the number of unexercised shares, the number of shares to be granted in the future, and the aggregate number of shares which are available for option grants under Part A of the Plan.

      An option granted under Part A of the Plan may be evidenced by a written instrument describing the terms and conditions of the grant. Options granted under Part A of the Plan are not assignable or transferable by the eligible Non-Employee Director, other than by will or the laws of descent and distribution. During the Non-Employee Director's lifetime, an option is exercisable only by the Non-Employee Director.

      VESTING; EXERCISE OF OPTIONS. Each option granted under Part A of the Plan becomes exercisable as to one-third of the shares covered by the option commencing on each of the second through the fourth anniversary of the date of the grant. For example, with respect to the options granted on September 9, 1994, one-third of the shares covered by the grant are scheduled to become exercisable on September 9, 1996, an additional one-third of the shares covered by the grant are scheduled to become exercisable on September 9, 1997, and the remaining one-third of the shares covered by the grant are scheduled to become exercisable on September 9, 1998. If a Non-Employee Director retires after reaching age 65 and after having served on the Board for at least ten years prior to the date of retirement, the entire option becomes exercisable.

      Options may be exercised by the delivery of cash or shares of Common Stock, or any combination of such forms of payment.

      If the eligibility of a Non-Employee Director ceases for a reason other than death or retirement at age 65 following at least ten years' service on the Board of Directors, options which are not exercisable at that time are forfeited; any exercisable options must be exercised within one month from the date the Non-Employee Director loses eligible status.

      TERM OF PLAN AND OPTION. Unless terminated earlier by the Board of Directors, Part A of the Plan will terminate on September 9, 2004. Options granted prior to such termination date will continue to be exercisable in accordance with the terms of Part A of the Plan.

      Each option granted under Part A of the Plan will automatically expire five years from the date the option is granted and may be exercised only by the optionee during his or her lifetime, or, for up to 12 months following the death of the optionee, by the person acquiring the right by will or by the laws of descent and distribution to the extent the option was excercisable at the time of death.

      AMENDMENT AND TERMINATION OF PART A OF THE PLAN. Subject to certain exceptions set forth in Section Sixteen of the Plan, the Board of Directors may amend or terminate Part A of the Plan at any time without stockholder approval, including amendments necessary to conform with Rule 16b-3 of the Securities Exchange Act of 1934 (the "Exchange Act"), unless the particular amendment or modification requires stockholder approval under Section 16 of the Exchange Act, the Internal Revenue Code of 1986, as amended (the "Code"), under the rules and regulations of the exchange or system on which the Common Stock is listed or reported, or pursuant to other applicable laws, rules or regulations. Currently, Rule 16b-3 under the Exchange Act requires stockholder approval of any amendments which would modify the Plan's eligibility requirements, increase the shares of Common Stock available under Part A of the Plan, or increase the benefits of the eligible Non-Employee Directors.

      FEDERAL INCOME TAX CONSEQUENCES. A Non-Employee Director who is granted a stock option under Part A of the Plan will not recognize taxable income at the time of the grant, but will generally recognize income upon the exercise of the stock option. The amount of income recognized upon the exercise of the stock option will be measured by the excess, if any, of the fair market value of the shares of Common Stock at the time of exercise over the exercise price. The Company will generally be entitled to a corresponding deduction for the amount of income recognized by the Non-Employee Director.

      The foregoing does not purport to be a complete summary of the federal income tax considerations that are relevant to stock options granted under Part A of the Plan. Additionally, the tax consequences under applicable state, local or foreign tax laws may not be the same as under the federal income tax laws.


PART B - DEFERRED COMPENSATION STOCK PURCHASE


      ELIGIBILITY. Each Non-Employee Director will be eligible to participate in the deferred compensation stock purchase provisions under Part B of the Plan.

      ADMINISTRATION. Part B of the Plan will be administered by the Board of Directors of the Company. The Board of Directors has full
power to administer and interpret Part   B of the Plan to carry out its
purpose. It is expected that the Board of Directors will designate Company personnel to assist it in carrying out its responsibilities under Part B of the Plan.

      DEFERRED COMPENSATION STOCK PURCHASE. Under Part B of the Plan, each eligible Non-Employee Director may elect, prior to May 31 of each fiscal year to defer a minimum of 25% of Board and committee fees earned during the ensuing fiscal year. The fees so deferred will be used to make open-market purchases of Company Common Stock within 15 days after December 1, February 28, and May 31 of such fiscal year. Pending such purchases, the funds will be credited to an Interest Deferred Account, which will be interest bearing. Stock which is so purchased shall be deposited in a Stock Deferred Account pending distribution in accordance with the Plan.

      AMENDMENT AND TERMINATION OF PART B OF THE PLAN. The Board of Directors may terminate or amend Part B of the Plan at any time without further stockholder approval, except if the amendment involves a material increase of benefits accruing to participants, a material increase in the number of shares which may be purchased under Part B of the Plan, or a material modification to the eligibility requirements.

      Part B of the Plan will automatically expire on September 9, 2004. A maximum of 80,000 shares may be purchased under Part B of the Plan.

      DISTRIBUTION OF STOCK AND PAYMENT. On the termination of service of a participant, all stock in the Stock Deferred Account will be distributed to the director and all amounts remaining in the Interest Deferred Account shall be paid to the director, unless the director elects to receive the distribution of stock and payment of funds in the form of installment payments.

      FEDERAL INCOME TAX CONSEQUENCES. A Non-Employee Director who purchases stock under Part B of the Plan will not recognize taxable income under the federal income tax laws until distribution of the shares. The amount of income recognized by the participant will be measured by the fair market value of the shares of Common Stock at the time of distribution and the amounts paid from the Interest Deferred Account at the time of payment. The Company will generally be entitled to a corresponding deduction of the amount of income recognized by the Non-Employee Director.

      The foregoing does not purport to be a complete summary of the federal income tax considerations that are relevant to shares purchased under Part B of the Plan. Additionally, the tax consequences under applicable state, local or foreign tax laws may not be the same as under the federal income tax laws.


               RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

      Arthur Andersen & Co. has been the Company's independent public accountants since June 1976. In the Spring of 1995, the Board of Directors will select the Company's independent public accountants to audit the accounts of the Company for the current fiscal year. Representatives of Arthur Andersen & Co. are expected to be present at the Meeting, and will have an opportunity, if they so desire, to make a statement and will be available to respond to appropriate questions.


                            STOCKHOLDER PROPOSALS

      The Company's 1995 Annual Meeting is presently scheduled to be held on September 28, 1995. Stockholder proposals must be submitted to the Secretary no later than April 28, 1995, in order to be eligible for inclusion in the Company's proxy materials for such meeting.

                            OTHER BUSINESS


      As of the date of the Proxy Statement, management does not know of any business other than that mentioned above which will be presented for consideration. However, if any other matter should properly come before the Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxies in accordance with their judgment on such matter.

      After the business session and a report to the stockholders on the progress of the Company, a discussion period will take place during which stockholders will have an opportunity to discuss matters of interest concerning the Company.





- - ----------------------------
A COPY OF THE COMPANY'S 1994 FORM 10-K (EXCLUDING EXHIBITS) FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE MADE AVAILABLE TO STOCKHOLDERS, WITHOUT CHARGE, UPON WRITTEN REQUEST TO THE ASSISTANT TREASURER OF MANOR CARE, INC., 10750 COLUMBIA PIKE, SILVER SPRING, MARYLAND 20901. THE REPRODUCTION COST WILL BE CHARGED IF EXHIBITS ARE REQUESTED.

                                  EXHIBIT A




                               MANOR CARE, INC.
                    NON-EMPLOYEE DIRECTOR STOCK OPTION AND
                  DEFERRED COMPENSATION STOCK PURCHASE PLAN

      Manor Care, Inc. has adopted and established a non-qualified stock option plan for Non-Employee Directors in accordance with the following terms and conditions. The plan also provides Non-Employee Directors the ability to elect to defer compensation and purchase stock with director fees.

                                 SECTION ONE
                     DESIGNATION AND PURPOSE OF THE PLAN

      A. DESIGNATION. This Plan is designated the "Manor Care, Inc. Non-Employee Director Stock Option and Deferred Compensation Stock Purchase Plan".

      B. PURPOSE. The purpose of this Plan is to secure for the Company and its stockholders the benefits of the incentive inherent in increased ownership of Company Stock by Non-Employee Directors. It is expected that such ownership will provide such Non-Employee Directors with a more direct stake in the future welfare of the Company and encourage them to remain directors of the Company. It is also expected that the Plan will encourage qualified persons to become directors of the Company.

      C. GOVERNING LAW. This Plan shall be interpreted and enforced in accordance with the laws of the State of Maryland, without reference to its conflict of laws principles.

                                 SECTION TWO
                                 DEFINITIONS

      As used in this Plan, the following terms mean:

      A.    "BOARD" means the Board of Directors of the Company.

      B. "COMPANY" means Manor Care, Inc., including any present or future "subsidiary corporation" as such term is defined in Section 424(f) of the 1986 Internal Revenue Code, as amended.

      C. "NON-EMPLOYEE DIRECTOR" means a member of the Board of the Company who is not an employee of the Company or any of its subsidiaries.

      D. "OPTION" means a non-qualified stock option granted to a Participant under this Plan. It also means any Option which remains after a Participant has exercised his Option with respect to part of the shares covered by an Option agreement.

      E. "PARTICIPANT" means any Non-Employee Director who is granted an Option as provided in this Plan.

      F. "PLAN" means this Non-Employee Director Stock Option and Deferred Compensation Stock Purchase Plan.

      G.    "STOCK" and "COMPANY STOCK" mean the common stock of Manor
Care, Inc.

      H. Wherever appropriate, words used in this Plan in the singular may mean the plural, the plural may mean the singular and the masculine may mean the feminine.


                                    PART A
                    RULES RELATING TO STOCK OPTION PROGRAM

                                SECTION THREE
                           STOCK SUBJECT TO OPTION

      A. TOTAL NUMBER OF SHARES. The total number of shares of Stock which may be included in all Options granted to all Participants under this Part A is 150,000 shares. The total number of shares of Stock which may be granted may be increased by a resolution adopted by the Board and approved by the Company's stockholders. Such Stock may be either authorized and unissued Stock or reacquired Stock.

      B. EXPIRED OPTIONS. If any Option granted under this Part A (i) is unexercisable, or (ii) is terminated, or (iii) expires or is canceled for any other reason, in whole or in part, the shares (or remaining shares) of Stock subject to that particular Option shall again be available for grant under this Part A.

                                 SECTION FOUR
                        ADMINISTRATION OF THIS PART A

      This Part A shall be administered by the Board. The Board shall have all the powers vested in it by the terms of this Part A, such powers to include authority (within the limitation described herein) to prescribe the form of the agreement embodying awards of Options made under this Part A. Subject to the provisions of this Part A, the Board shall have the power to construe this Part A, to determine all questions arising thereunder, and to adopt and amend such rules and regulations for the administration of this Part A as it may deem desirable. Any decision of the Board in the administration of this Part A, as described herein, shall be final and conclusive. The Board may act only by a majority of its members in office, except that the members thereof may authorize any one or more of their number or the Secretary or any other officer of the Company to execute and deliver documents on behalf of the Board.

                                 SECTION FIVE
                          SELECTION OF PARTICIPANTS

      Each Non-Employee Director shall be eligible to receive an Option in accordance with Section Six. Each Option granted under this Part A shall be evidenced by an agreement in such form as the Board shall prescribe from time to time in accordance with this Part A and shall comply with the terms and conditions set forth in Sections Six and Seven. Such an agreement shall incorporate the provisions of this Part A by reference.

                                 SECTION SIX
                               GRANT OF OPTIONS
                         AND LIMITATIONS ON EXERCISE

      A. INITIAL GRANT FOR INCUMBENT MEMBERS OF THE BOARD. Each Non-Employee Director as of September 9, 1994 shall receive an Option (a "September 9, 1994 Option") to purchase for five years 5,000 shares of Stock, subject to the terms and conditions herein.

      B.    INITIAL GRANT FOR NEW MEMBERS OF THE BOARD.  Each
Non-Employee Director who is not a recipient of a September 9, 1994 Option, upon the date of his initial election or appointment as a director of the Company, shall receive an Option to purchase for five years 5,000 shares of Stock, subject to the terms and conditions herein.

      C. ANNUAL GRANT. Annually upon election as a Non-Employee Director, commencing in the calendar year subsequent to the calendar year in which an initial grant was awarded the Non-Employee Director pursuant to Sections Six A or B above, each Non-Employee Director shall receive an Option to purchase for five years 1,000 shares of Stock, subject to the terms and conditions herein.

      D. VESTING. An Option to purchase Stock may be exercised only by a Participant during his lifetime. The Option is not exercisable for a period of two years from the date of grant. Thereafter, an Option becomes exercisable (a) to the extent of one-third of the total number of shares subject to the option following the expiration of two years from the date of grant; (b) to the extent of an additional one-third following the expiration of three years from the date of grant; and (c) to the extent of an additional one-third following the expiration of four years from the date of grant. An Option is cumulative and any portion of an Option not exercised at the time it becomes exercisable may be exercised at any time thereafter prior to its termination date.

      E. LIMITATION. In no event may an Option be exercised by anyone after the expiration of ten years from the date of grant.

      F. BOARD RETIREMENT. A Participant who ceases to serve on the Board after reaching age 65 and who has been a member of the Board for at least ten years prior to the date of retirement shall be permitted to exercise his entire Option notwithstanding the limitations of Section Six D above.

      G. INSUFFICIENT NUMBER OF SHARES. In the event that the number of shares of Stock available for future grant under this Part A is insufficient to make all grants required to be made on any date, then all Participants entitled to a grant on such date shall share ratably in the number of shares of Stock which may be included in Options granted to Participants under this Part A.

                                SECTION SEVEN
                                OPTION PRICES

      A. DETERMINATION OF OPTION PRICE. The Option price for Stock shall be equal to 100% of the fair market value of the Stock on the date of grant.

      B. DETERMINATION OF FAIR MARKET VALUE. The fair market value of the Stock on the date of granting an Option shall be the mean of the high and low prices at which the Stock was sold on the market on such date. In the event no such sales of Stock occurred on such date, the fair market value of the Stock shall be determined by the mean of the high and low prices at which the Stock was sold on the market on the next preceding date for which the Stock was so sold.

                                SECTION EIGHT
                              EXERCISE OF OPTION

      A. METHOD OF EXERCISING AN OPTION. Subject to the terms of a particular Option, a Participant may exercise it in whole or in part by written notice to the Company's President or Secretary stating in such written notice the number of shares of Stock such Participant elects to purchase under his Option.

      B. NO OBLIGATION TO EXERCISE OPTION. A Participant is under no obligation to exercise an Option or any part thereof.

      C. PAYMENT FOR OPTION STOCK. Stock purchased pursuant to an Option agreement shall be paid in full at the time of purchase. Payment may be made (a) in cash, (b) by delivery to the Company of shares of Stock having an aggregate fair market value equal to the exercise price, or (c) a combination of (a) and (b). Upon receipt of payment and subject to paragraph E of this Section Eight, the Company shall, without transfer or issue tax to the Participant or other person entitled to exercise the Option, deliver to the Participant (or other person entitled to exercise the Option) a certificate or certificates for such shares.

      D. DELIVERY OF STOCK TO PARTICIPANT. The Company shall undertake and follow all necessary procedures to make prompt delivery of the number of shares of Stock which the Participant elects to purchase upon exercise of an Option granted under this Part A. Such delivery, however, may be postponed, at the sole discretion of the Company, to enable the Company to comply with any applicable procedures, regulations or listing requirements of any government agency, stock exchange or regulatory authority.

      E. FAILURE TO ACCEPT DELIVERY OF STOCK. If a Participant refuses to pay for Stock which he has elected to purchase under his Option, in accordance with the terms of payment, which had previously been agreed upon, his Option shall thereupon, at the sole discretion of the Board, terminate, and such funds previously paid for unissued Stock shall be refunded. Stock which has been previously issued to the Participant and been fully paid for shall remain the property of the Participant and shall be unaffected by such termination.

                                 SECTION NINE
                        NON-TRANSFERABILITY OF OPTIONS

      During a Participant's lifetime, an Option granted to him may be exercised only by him. It may not be sold, assigned, pledged or otherwise transferred except by will or by the laws of descent and distribution. No Option or any right thereunder shall be subject to execution, attachment or similar process. Upon any attempt by a Participant to so sell, assign, pledge or otherwise transfer any Option, or any right thereunder, contrary to the provisions hereof, the Option and all rights thereunder shall immediately become null and void.

                                 SECTION TEN
                           PURCHASE FOR INVESTMENT

      A. WRITTEN AGREEMENT BY PARTICIPANTS. Unless a registration statement under the Securities Act of 1933 is then in effect with respect to the Stock a Participant receives upon exercise of his Option, a Participant shall acquire the Stock he receives upon exercise of his Option for investment and not for resale or distribution and he shall furnish the Company with a written statement to that effect when he exercises his Option and a reference to such investment warranty shall be inscribed on the Stock certificate(s).

      B. REGISTRATION REQUIREMENT. Each Option shall be subject to the requirement that, if at any time the Board determines that the listing, registration or qualification of the shares subject to the Option upon any securities exchange or under any state or Federal law is necessary or desirable as a condition of, or in connection with, the issuance of shares thereunder, the Option may not be exercised in whole or in part unless such listing, registration or qualification shall have been effected or obtained (and the same shall have been free of any conditions not acceptable to the Board).

                                SECTION ELEVEN
                         CHANGES IN CAPITAL STRUCTURE

      In the event of a change in the capital structure of the Company, the number of shares specified in Section Three of this Part A, the number of shares specified in Section Six of this Part A, the number of shares covered by each outstanding Option and the price per share shall be proportionately adjusted for any increase or decrease in the number of issued shares of Stock resulting from the splitting or consolidation of shares, or the payment of a stock dividend, or effected in any other manner without receipt of additional or further consideration by the Company.

                                SECTION TWELVE
                   CORPORATE REORGANIZATION OR DISSOLUTION

      A. In the event of the dissolution or liquidation of the Company, any Option granted under this Part A shall terminate as of a date to be fixed by the Board, provided that not less than 15 days written notice of the date so fixed shall be given to each Participant and each such Participant shall have the right during such period to exercise his Option as to all or any part of the Stock covered thereby including Stock as to which such Option would not otherwise be exercisable by reason of an insufficient lapse of time.

      B. In the event of a Reorganization (as hereinafter defined) in which the Company is not the surviving or acquiring company, or in which the Company is or becomes a wholly owned subsidiary of another company after the effective date of the Reorganization, then:

      1) If there is no plan or agreement respecting the Reorganization ("Reorganization Agreement") or if the Reorganization Agreement does not specifically provide for the change, conversion, or exchange of the Stock under outstanding and unexercised Options for securities of another corporation, then the Board shall take such action, and the Options shall terminate, as provided in paragraph A of this Section Twelve, or

      2) If there is a Reorganization Agreement and if the Reorganization Agreement specifically provides for the change, conversion, or exchange of the Stock under outstanding and unexercised Options for securities of another corporation, then the Board shall adjust the shares under such outstanding and unexercised Options (and shall adjust the shares remaining under this Part A which are then to be available for grant under this Part A, if the Reorganization Agreement makes specific provisions therefor) in a manner not inconsistent with the provisions of the Reorganization Agreement for the adjustment, change, conversion or exchange of such Options.

The term "Reorganization" as used in this paragraph B of this Section Twelve shall mean any statutory merger, statutory consolidation, sale of all or substantially all of the assets of the Company, or sale, pursuant to an agreement with the Company, of securities of the Company pursuant to which the Company is or becomes a wholly owned subsidiary of another company after the effective date of the Reorganization.

      C. Adjustments and determinations under this Section Twelve shall be made by the Board, whose decisions as to what adjustments or determinations shall be made, and the extent thereof, shall be final, binding and conclusive.

                               SECTION THIRTEEN
                            TERMINATION OF SERVICE

      A. SEVERANCE. Subject to the provision of Paragraph B of this Section Thirteen, in the event a Participant ceases to be a Non-Employee Director, his Option terminates one month from the date of such cessation of service. Subject to the provisions of Paragraph F of Section Six, such Option shall be exercisable only to the extent the Participant was entitled to exercise the Option on the date of such cessation of service.

      B. DEATH. If a Participant dies prior to the full exercise of his Option, his Option to purchase Stock under such Option may be exercised to the extent, if any, that Participant would be entitled to exercise it at the date of Participant's death by the person to whom the Option shall pass by will or by the laws of descent and distribution within twelve months of Participant's death or the expiration of the term of the Option whichever date is sooner.

                               SECTION FOURTEEN
                             APPLICATION OF FUNDS

      All proceeds received by the Company from the exercise of Options shall be paid into its treasury and such proceeds shall be used for general corporate purposes.

                               SECTION FIFTEEN
                    PARTICIPANT'S RIGHTS AS A STOCKHOLDER

      A Participant has no rights as a stockholder with respect to any shares of Stock covered by his Option until the date a stock certificate is issued to him for such shares. Except as otherwise provided for in Section Eleven of this Part A, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.

                               SECTION SIXTEEN
                   AMENDMENT AND TERMINATION OF THIS PART A

      A. DISCRETION OF THE BOARD OF DIRECTORS. This Part A may be terminated or amended at any time and from time to time by the Board as the Board shall deem advisable including, but not limited to, amendments necessary to qualify for any exemption or to comply with applicable law or regulations; provided, however, that this Part A shall not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code of 1986, as amended, or the regulations thereunder, or the Employee Retirement Income Security Act of 1974, as amended, or the regulations thereunder; and provided, further, that except as provided in Section Eleven, the Board may not, without further approval by the stockholders of the Company, increase the maximum number of shares of Stock as to which Options may be granted under this Part A, increase the number of shares subject to an Option, reduce the minimum Option exercise price described in Section Seven, extend the period during which Options may be granted or exercised under this Part A or change the class of persons eligible to receive Options under this Part
A. No amendment of this Part A shall materially and adversely affect any right of any Participant with respect to any Option theretofore granted without such Participant's written consent.

      B.  AUTOMATIC TERMINATION.  This Part A shall terminate on
September 9, 2004. Options may be granted under this Part A at any time and from time to time prior to this Part A's termination. Any Option outstanding at the time this Part A is terminated shall remain in effect until said Option is exercised or expires.

                                    PART B
                   RULES RELATING TO DEFERRED COMPENSATION
                                STOCK PURCHASE

                              SECTION SEVENTEEN
                               DEFERRAL OF FEES

      A Non-Employee Director may elect by written notice to defer payment on all or a portion of his fees (including Committee fees) for any year, subject to the following conditions:

      During the period of the active service (as hereinafter defined) of a Non-Employee Director, the Non-Employee Director agrees to serve the Company faithfully and, to the best of the ability of the Non-Employee Director, to perform such services and duties as shall be assigned to the Non-Employee Director by the Board.

      For purposes of this Part B, the period of the active service of the Non-Employee Director shall mean the period commencing with the date of election or appointment of the Non-Employee Director and expiring on the date on which occurs the termination of the service of the Non-Employee Director by reason of expiration of term or the date of resignation, removal or death of the Non-Employee Director, whichever shall occur first. Nothing contained herein shall be construed as conferring upon the Non-Employee Director the right to continue in the active service of the Company.

                               SECTION EIGHTEEN
                        ELECTION AND DEFERRED ACCOUNTS

      A. Prior to the thirty-first day of May of each year during the period of the active service of the Non-Employee Director, the Non-Employee Director may instruct the Company by delivery to it of written notice to withhold a specified percentage (not less than 25%) of any fees otherwise payable to the Non-Employee Director for services to be rendered in the following fiscal year (the "Deferred Amounts"). Such election shall be irrevocable with respect to such fiscal year. The Company shall establish a grantor "Rabbi Trust" and shall establish thereunder on behalf of the Non-Employee Director upon a deferral election a liability account which shall consist of a Stock Deferred Account and an Interest Deferred Account (each a "Deferred Account").

      B(i)  Stock Deferred Account

            (a) An agent (the "Agent") shall be appointed by the Board or any individual or committee to which the Board has delegated authority to act with respect to the appointment of the Agent to perform the functions and have the responsibilities assigned to the Agent in this Section Eighteen with respect to the purchase of Stock. The Board or such individual or committee shall have the right to change the Agent at any time. Except as provided in Section 18B(i)(b), the Company shall pay the compensation and expenses of the Agent.

            (b) Deferred Amounts shall initially be deposited to the Interest Deferred Account (the "Initial Deferred Amounts"). For each fiscal year of the Company, the Agent shall cause all Initial Deferred Amounts to be applied to the open market purchase of whole shares of Stock within fifteen days after December 1, February 28 and May 31 of such fiscal year. The Agent shall have all authority to determine the times of such purchases, the prices at which such purchases are made, the manner of such purchases and the selection of brokers or dealers (which may include the Agent) to make such purchases. All brokerage fees and commissions with respect to such purchases shall be deducted from the Initial Deferred Amounts. The Agent shall credit each Stock Deferred Account with the number of whole shares of Stock equal to such account's Initial Deferred Amount applied by the Agent to the purchase of Stock divided by the average price per share purchased by the Agent. Initial Deferred Amounts representing a fraction of the purchase price of a share shall be credited to their respective Interest Deferred Account. Any shares of Stock held in a Stock Deferred Account shall be voted by the trustee of the "Rabbi Trust".

            (c) In the alternative, but only if and to the extent that the Company shall have instructed the Agent concurrent with or prior to the delivery to the Agent of the Initial Deferred Amounts, the Agent shall purchase whole shares of Stock directly from the Company and not in the open market. Each such purchase from the Company shall be at a price equal to the closing price of Stock on the market on the business day preceding the date such purchase is made.

            (d) During the period that such Stock Deferred Account is maintained, on each date on which the Company pays dividends on its Stock, the Interest Deferred Account shall be credited with an amount equivalent to the amount of dividends declared by the Company with respect to the Stock held in the Stock Deferred Account ("Dividend Equivalents").

            (e) The total number of shares of Stock which may be purchased under this Part B is 80,000 shares. The total number of shares of Stock which may be purchased may be increased by a resolution adopted by the Board and approved by the Company's stockholders. Such Stock may be either authorized and unissued shares or reacquired shares.

            (f) In the event of a change in the capital structure of the Company, the number of shares of Stock specified in Section Eighteen of this Part B, and the number of shares of Stock entered in a Stock Deferred Account shall be proportionately adjusted for any increase or decrease in the number of issued shares of Stock resulting from the splitting or consolidation of shares, or the payment of a stock dividend, or effected in any other manner without receipt of additional or further consideration by the Company.

      B(ii) Interest Deferred Account

      All additions to the Interest Deferred Account will be invested in short- to mid-term fixed-income investments selected by the Company from time to time. There shall be credited to the Interest Deferred Account all gains, losses and income attributable to such investments.


                               SECTION NINETEEN
                               ANNUAL STATEMENT

      The Company will provide an annual statement of the Deferred Accounts to each participant Non-Employee Director showing amounts of fees deferred and additional amounts credited to his Deferred Accounts in accordance with Section 18.


                                SECTION TWENTY
                                   PAYMENT

      Upon the termination of active service of a Non-Employee Director, the Company shall pay such Non-Employee Director his Deferred Accounts in one lump sum payment as soon after his termination of active service as is administratively feasible unless such Non-Employee Director had previously made an election, at least sixty (60) days prior to the effective date of such termination of active service, to receive his Deferred Accounts in the form of installment payments. At least sixty
(60) days prior to his termination of active service, a Non-Employee Director may make an irrevocable election to receive his Deferred
Accounts in the form of installment payments over a period of time designated by the Non-Employee Director but in no event to exceed twenty
(20) years. In the event that the installment method of payment is selected, the Non-Employee Director will further designate whether installment payments are to be made on a monthly, quarterly, semi-annual or annual basis. During the period of installment distributions, the Interest Deferred Account will be credited with an earnings factor computed pursuant to the principles described in Section 18 B(ii), above. In the event that a Non-Employee Director dies after having made an installment election but prior to the receipt of all installment payments thereunder, the remaining payments will be made to the beneficiary by the Non-Employee Director designated for purposes of this Part B through the remaining duration of the elected installment period, unless the Non-Employee Director has provided in such installment election for a different form of payment to the beneficiary of the Non-Employee Director in the event of the death of the Non-Employee Director, in which event such different form of payment shall be made to the beneficiary of the Non-Employee Director. The computation of the amount of a lump sum payment or the amount of an installment payment shall be made by reference to the balance of the Deferred Account as of the date of the distribution.

                              SECTION TWENTY-ONE
                        DEATH OF NON-EMPLOYEE DIRECTOR

      Where the death of the Non-Employee Director occurs prior to making his election, payments of compensation deferred shall be made in such manner determined by the beneficiary.


                              SECTION TWENTY-TWO
                DEATH OF NON-EMPLOYEE DIRECTOR AND BENEFICIARY

      If both the Non-Employee Director and his designated beneficiary should die, the total amount standing to the credit of the Non-Employee Director in the Deferred Accounts shall be determined as of the date of death of the designated beneficiary (including any additional amounts credited to such Account pursuant to Section Eighteen B(ii)) and shall be paid as promptly as possible in one lump sum to the estate of such designated beneficiary.

                             SECTION TWENTY-THREE
                                    TAXES

      Payments will be made to the Non-Employee Director or beneficiary after deducting taxes required by federal and/or state governments, if any.

                             SECTION TWENTY-FOUR
                        ADMINISTRATION OF THIS PART B

      This Part B shall be administered by the Board, except as provided in Section 18. The Board shall have all the powers vested in it by the terms of Part B. Subject to the provisions of this Part B, the Board shall have the power to construe this Part B, to determine all questions arising thereunder, and to adopt and amend such rules and regulations for the administration of this Part B as it may deem desirable. Any decision of the Board in the administration of this Part B, as described herein, shall be final and conclusive. The Board may act only by a majority of its members in office, except that members thereof may authorize any one or more of their number or the Secretary or any other officer of the Company to execute and deliver documents on behalf of the Board.

                             SECTION TWENTY-FIVE
                          UNSECURED GENERAL CREDITOR

      Nothing contained in this Part B and no action taken pursuant to the provisions of this Part B shall create or be construed to create a trust of any kind other than a grantor "Rabbi Trust", or a fiduciary relationship between the Company and the Non-Employee Director, his designated beneficiary or any other person. Any compensation deferred under the provisions of this Part B shall continue for all purposes to be a part of the general funds of the Company. To the extent that any person acquires a right to receive payment from the Company under this Part B, such right shall be no greater than the right of any unsecured general creditor of the Company.

                              SECTION TWENTY-SIX
                                NO ASSIGNMENT

      The right of the Non-Employee Director or any other person to the payment of deferred compensation or other benefits under this Part B shall not be assigned, transferred, pledged or encumbered except by will or by the laws of descent and distribution.

                             SECTION TWENTY-SEVEN
                            SUCCESSORS AND ASSIGNS

      This Part B shall be binding upon and inure to the benefit of the Company and its subsidiaries, its successors and assigns and the Non-Employee Director and his heirs, executors, administrators and legal representatives.

                             SECTION TWENTY-EIGHT
                              CHANGE OF CONTROL

      In the event of a change of control of the Company, the Company shall immediately pay the Non-Employee Director his Deferred Accounts, including accrued interest. A "change of control" shall mean (i) a merger or consolidation in which the Company is not the surviving corporation or (ii) the acquisition of twenty-five percent or more of the voting securities of the Company by a person, group or entity or
(iii) the sale of all or substantially all of the assets of the Company or (iv) individuals who were members of the Board immediately prior to a meeting of the stockholders of the Company involving a contest for the election of Non-Employee Directors do not constitute a majority of the Board immediately following such election, unless that election of such new Non-Employee Directors was recommended to the stockholders by management of the Company.

                             SECTION TWENTY-NINE
                   AMENDMENT AND TERMINATION OF THIS PART B

      A. DISCRETION OF THE BOARD OF DIRECTORS. The Board of Directors may at any time terminate or amend this Part B. Except as herein provided, no such termination may affect Stock previously purchased. No amendment may be made without prior approval of the stockholders of the Company if such amendment would (a) materially increase the benefits accruing to participants under this Part B, (b) materially increase the number of shares which may be purchased under this Part B, or (c) materially modify the requirements as to eligibility for participation under this Part B.

      B.    AUTOMATIC TERMINATION.  This Part B shall terminate on
September 9, 2004.

                                MANOR CARE, INC.

          This Proxy is Solicited on Behalf of the Board of Directors

                   PROXY FOR ANNUAL MEETING SEPTEMBER 9, 1994

         The undersigned hereby appoints JACK R. ANDERSON and FREDERIC V. MALEK, and each of them, the true and lawful attorneys and proxies, with full power of substitution, to attend the Annual Meeting of Stockholders of MANOR CARE, INC. to be held at the Clarion Hotel, 1981 North Central Expressway, Richardson, Texas, on Friday, September 9, 1994 at 9:00 a.m. and at any adjournment thereof, and to vote all shares of common stock held of record which the undersigned could vote, with all the powers the undersigned would possess if personally present at such meeting, as designated below.


        (1) Election of Directors:    / /     FOR all nominees listed below:
                                      / /     WITHHOLD AUTHORITY to vote FOR all nominees listed below:

        S. BAINUM, JR., S. BAINUM, J. R. ANDERSON, R. E. HERZLINGER, W. H. LONGFIELD, F. V. MALEK and J. E. ROBERTSON, Ph.D.

  (Instructions: to withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

       -----------------------------------------------------------------

         (2) Approval of Amendment to the Company's Certificate of Incorporation increasing the authorized common stock from 80,000,000 shares to 160,000,000 shares.

                 / /  FOR          / /  AGAINST             / /  ABSTAIN

         (3) Approval of the Manor Care, Inc. Non-Employee Director Stock Option and Deferred Compensation Stock Purchase Plan.

                 / / FOR          / / AGAINST              / /  ABSTAIN

         (4) In their discretion, upon such other business as may properly come before the meeting.


                (Continued and to be signed on the reverse side)

         The Board of Directors recommends a vote FOR items (1), (2) and (3).

         This proxy, when properly executed, will be used in the manner directed herein by the undersigned stockholder. If not otherwise specified, the shares represented by this proxy will be voted FOR items (1), (2) and (3), and for and in accordance with the discretion of the persons named as proxies as to such other matters as may properly come before the meeting, or at any and all adjournments thereof.


                        Dated -------------------------------------------, 1994

                        -------------------------------------------------------
                                                                      Signature

                        --------------------------------------------------------
                                                                      Signature

                        (Signature should agree exactly with the name or names appearing above. Joint owners should both sign. In signing as attorney, administrator, executor, guardian or trustee, please set forth your full title. If the signer is a corporation, please sign the full corporate name by a duly authorized officer.)